SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                  __________________________________________


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) March 24, 2000


                           FirstFed Financial Corp.
            (Exact name of registrant as specified in its charter)


  Delaware                        1-9566                           95-4087449
(State of Incorporation)   (Commission File No.)                (IRS Employer
                                                          Identification No.)



401 Wilshire Boulevard, Santa Monica, California,                  90401-1490
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code              (310)319-6000


Total number of pages is 4
Index to Exhibit is on Page 3.

Item 5.  Other Events.

On March 24, 2000, the registrant, FirstFed Financial Corp., issued a press release. A copy of this press release is attached and incorporated herein as
Exhibit 99.

Item 7.  Financial Statements and Exhibits

      a)   Financial Statements of businesses acquired.

           Not applicable.

      b)   Pro forma financial information.

           Not applicable.

      c)   Exhibits

           99.  Press release dated March 24, 2000.



                              S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    FIRSTFED FINANCIAL CORP.




Dated:  March 24, 2000              By:        /S/
                                        Babette E. Heimbuch
                                        President and Chief
                                        Executive Officer

                               INDEX TO EXHIBITS

Item                                                          Page

99                   Press Release dated March 24, 1999            4

               FIRSTFED ANNOUNCES STOCK REPURCHASE AUTHORIZATION

      Santa Monica, California, March 24, 2000 - FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, announced that on March 22, 2000 its Board of Directors authorized an expansion of its stock repurchase program. The expansion will allow the Company to repurchase approximately 876,800 additional shares, which represents 5% of the Company's shares outstanding as of March 22, 2000.

      In 1999, the Company repurchased a total of 3,298,150 shares, at an average purchase price of $15.83 per share. Since January 1, 2000 the Company has repurchased 653,100 shares at an average price of $12.48 per share. The aggregate repurchases over this 15-month period represent approximately 19% of the shares outstanding at January 1, 1999. Ms. Babette Heimbuch, Chief Executive Officer and President of the Company, stated, "Our Board recognizes the value to our stockholders of the repurchase of Company stock at a favorable price. We are pleased that this additional authorization will allow us to continue to take advantage of the opportunity that exists under current market conditions."

      First Federal Bank of California continues to exceed the capital requirements necessary to be deemed "well capitalized" for regulatory capital purposes.



This press release contains certain forward-looking statements that are subject to various factors which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the repurchase transaction discussed herein may not be consummated or may be delayed due to changing economic, market or business conditions.